Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Fourth Quarter

and Full Year 2014 Financial Results

ATLANTA, March 3, 2015 — PRGX Global, Inc. (Nasdaq:PRGX), the world’s leading provider of accounts payable recovery audit services and the pioneer in Profit Discovery™, today announced its unaudited financial results for the fourth quarter and year ended December 31, 2014.

“The PRGX global team delivered another quarter of sequential Adjusted EBITDA growth despite continued revenue challenges in our core recovery audit business,” said Ron Stewart, president and chief executive officer. “Our Q4 Adjusted EBITDA results were in line with expectations as we made solid progress on rationalizing our overall expense structure.”

“In our Recovery Audit business, our claims production volume is increasing and we have a healthy backlog of new client spend to audit going into 2015; our challenge is to effectively manage rate and other pressures to maximize revenue generation,” said Mr. Stewart.

“As we continued to transition the Company throughout 2014 in an effort to realign and focus on future growth opportunities, I am particularly encouraged by the traction we are gaining with clients in Contract Compliance and Adjacent Services. We have added new global clients and continue to make progress in our emerging growth offerings which leverage our best-in-class data technology platform and experience for the benefit of our clients,” concluded Mr. Stewart.

Consolidated Results for the Three Months Ended December 31, 2014

Fourth quarter 2014 Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) was $6.4 million, or 15.4% of revenue, compared to the fourth quarter 2013 Adjusted EBITDA of $6.9 million, or 14.9% of revenue. This represents a 3% year-over-year improvement in quarterly Adjusted EBITDA as a percentage of revenue. Compared to the third quarter 2014 Adjusted EBITDA of $5.6 million, or 13.1% of revenue, the fourth quarter 2014 Adjusted EBITDA as a percentage of revenue increased 17.4%. Schedule 3 attached to this press release provides a reconciliation of net income (loss) to each of EBIT (Earnings Before Interest and Taxes), EBITDA and Adjusted EBITDA.

Consolidated revenue for the fourth quarter of 2014 decreased 11.2% to $41.3 million compared to $46.5 million for the same period last year. Adjusted for changes in foreign exchange rates, consolidated fourth quarter 2014 revenue decreased 8.4% compared to the same period in 2013.

Total cost of revenue for the fourth quarter of 2014 was $28.5 million, or 69.0% of revenue, compared to $30.2 million, or 65.0% of revenue, in the same period last year. This increase in cost of revenue as a percentage of revenue was primarily driven by lower revenue in the fourth quarter of 2014 coupled with continued investment in new growth platforms. On a constant dollar basis, adjusted for changes in foreign exchange rates, total cost of revenue for the fourth quarter of 2014 improved approximately $0.7 million, compared to the third quarter of 2014. SG&A expenses for the fourth quarter of 2014 decreased 33.6% to $9.3 million, compared to $14.0 million in the same period last year. Depreciation and amortization expenses were $2.4 million in the fourth quarter of 2014, compared to $3.3 million in the prior year fourth quarter. There were no impairment charges during the fourth quarter of 2014, whereas there were $4.2 million in impairment charges for the fourth quarter of 2013 due to the impairment of certain long-lived assets.

Net loss for the fourth quarter of 2014 was $(2.1) million, or $(0.08) per basic and diluted share, compared to a net loss of $(6.4) million, or $(0.22) per basic and diluted share, for the same period in 2013.

Net cash provided by operating activities for the fourth quarter of 2014 was $2.9 million, compared to $8.1 million in the fourth quarter of the prior year.

Consolidated Results for the Year Ended December 31, 2014

Consolidated revenue for the year ended December 31, 2014 decreased 15.9% to $164.2 million, compared to $195.2 million in the prior year. Excluding the decrease in Healthcare Claims Recovery Audit Services (HCRA) revenue, which represented approximately $14.3 million of the year-over-year change, the decrease was 9.4%. On a constant dollar basis, adjusted for changes in foreign exchange rates, consolidated revenue for the year ended December 31, 2014 decreased 15.1% compared to the year ended December 31, 2013 and excluding the HCRA revenue decreased 8.6%.

Total cost of revenue for the year ended December 31, 2014 was $116.0 million, a reduction of $10.1 million compared to $126.1 million in 2013. As a percentage of revenue, cost of revenue was 70.6% for the year ended December 31, 2014, compared to 64.6% in the prior year. The largest contributors to this increase in the cost of revenue as a percentage of revenue were the decline in revenue in the Recovery Audit Services segments and reduced auditing under the Medicare RAC program. SG&A expenses for the year ended December 31, 2014 were $40.8 million, compared to $49.2 million in the same period in the prior year, an improvement of $8.4 million. Depreciation and amortization expenses were $9.7 million for the year ended December 31, 2014, compared to $13.2 million in the prior year.

Adjusted EBITDA for the year ended December 31, 2014 was $16.3 million or 9.9% of revenue, compared to $29.4 million or 15.0% of revenue for 2013, a decline of $13.1 million, of which $5.0 million is attributable to the HCRA segment.

Net loss for the year ended December 31, 2014 was $(7.5) million, or $(0.26) per basic and diluted share, compared to a net loss of $(0.2) million, or $(0.01) per basic and diluted share in the prior year.

Net cash provided by operating activities for the year ended December 31, 2014 was $10.0 million compared to $18.4 million in the prior year.

Liquidity

As of December 31, 2014, the Company had unrestricted cash and cash equivalents of $25.7 million, with $10.2 million held in the U.S. and the remainder held outside the U.S. The Company has no borrowings against its revolving credit facility and no debt outstanding.

Stock Repurchase Program

During the fourth quarter of 2014, the Company repurchased approximately 0.5 million shares of its outstanding common stock for an aggregate cost of $2.7 million. Since the February 2014 announcement of the Company’s stock repurchase program through February 27, 2015, the Company has repurchased 4.2 million shares, or 14.1% of its common stock outstanding as of the date of the announcement. As of February 27, 2015, the Company had 26.1 million shares of common stock outstanding.

Fourth Quarter Earnings Call

As previously announced, management will hold a conference call later this morning at 8:30 AM (Eastern time) to discuss the Company’s fourth quarter 2014 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 78920789.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events & Presentations” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through March 31, 2015. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of accounts payable recovery audit services. With over 1,400 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 20 global retailers. PRGX is also pioneering Profit Discovery, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s overall condition, growth initiatives and prospects, the Company’s claims production volume and expectations regarding backlog of spend to audit, the Company’s efforts to rationalize its expense structure, and the long term business objectives for the Company. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenue that does not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenue from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor programs and the effects of the Company’s decision to withdraw from the Medicare RAC rebid process, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 14, 2014. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

Non-GAAP Financial Measures

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net income (loss) to each of EBIT, EBITDA and Adjusted EBITDA.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: PRGX Global, Inc.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Revenue	$41,322	$46,507	$164,192	$195,216
Operating expenses:
Cost of revenue	28,502	30,239	115,959	126,102
Selling, general and administrative expenses	9,283	13,974	40,788	49,200
Depreciation of property and equipment	1,520	2,162	6,216	8,231
Amortization of intangible assets	831	1,185	3,531	4,997
Impairment charges	—	4,207	—	4,207

Total operating expenses	40,136	51,767	166,494	192,737

Operating income (loss)	1,186	(5,260)	(2,302)	2,479
Foreign currency transaction (gains) losses on short-term intercompany balances	930	41	2,003	(13)
Interest expense (income), net	(44)	12	(77)	(77)
Other (income) loss	57	—	57	—

Income (loss) before income taxes	243	(5,313)	(4,285)	2,569

Income tax expense	2,388	1,084	3,241	2,755

Net income (loss)	$(2,145)	$(6,397)	$(7,526)	$(186)

Basic earnings (loss) per common share	$(0.08)	$(0.22)	$(0.26)	$(0.01)

Diluted earnings (loss) per common share	$(0.08)	$(0.22)	$(0.26)	$(0.01)

Weighted average common shares outstanding:
Basic	27,237	29,447	28,707	29,169

Diluted	27,237	29,447	28,707	29,169

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$25,735	$43,700
Restricted cash	53	57
Receivables:
Contract receivables, net	35,182	38,079
Employee advances and miscellaneous receivables, net	1,993	2,242

Total receivables	37,175	40,321
Prepaid expenses and other current assets	3,421	3,917

Total current assets	66,384	87,995
Property and equipment, net	12,220	13,994
Goodwill	13,036	13,686
Intangible assets, net	9,439	13,582
Deferred income taxes	36	1,701
Other assets	1,667	1,871

Total assets	$102,782	$132,829

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,397	$10,809
Accrued payroll and related expenses	15,415	15,415
Refund liabilities and deferred revenue	7,566	8,109
Business acquisition obligations	—	3,156

Total current liabilities	30,378	37,489
Other long-term liabilities	1,418	1,512

Total liabilities	31,796	39,001

Shareholders’ equity:
Common stock	268	294
Additional paid-in capital	590,067	604,806
Accumulated deficit	(520,912)	(513,386)
Accumulated other comprehensive income	1,563	2,114

Total shareholders’ equity	70,986	93,828

Total liabilities and shareholders’ equity	$102,782	$132,829

SCHEDULE 3

PRGX Global, Inc. and Subsidiaries

Reconciliation of Net Income (Loss) to EBIT, EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Reconciliation of net income (loss) to EBIT, EBITDA and Adjusted EBITDA:
Net income (loss)	$(2,145)	$(6,397)	$(7,526)	$(186)
Income tax expense	2,388	1,084	3,241	2,755
Interest expense (income), net	(44)	12	(77)	(77)

EBIT	199	(5,301)	(4,362)	2,492
Depreciation of property and equipment	1,520	2,162	6,216	8,231
Amortization of intangible assets	831	1,185	3,531	4,997

EBITDA	2,550	(1,954)	5,385	15,720
Impairment charges	—	4,207	—	4,207
Foreign currency transaction (gains) losses on short-term intercompany balances	930	41	2,003	(13)
Acquisition-related charges	—	371	249	602
Transformation severance and related expenses	1,698	1,766	4,050	2,544
Other (income) loss	57	—	57	—
Stock-based compensation	1,123	2,517	4,532	6,294

Adjusted EBITDA	$6,358	$6,948	$16,276	$29,354

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBIT, EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income (loss)	$(2,145)	$(6,397)	$(7,526)	$(186)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment charges	—	4,207	—	4,207
Depreciation and amortization	2,351	3,347	9,747	13,228
Amortization of deferred debt costs	37	56	104	193
Loss on sale of assets	57	—	57	—
Stock-based compensation expense	1,123	2,517	4,532	6,294
Foreign currency transaction (gains) losses on short-term intercompany balances	930	41	2,003	(13)
Decrease (increase) in receivables	(4,232)	4,894	927	6,815
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	1,166	318	(3,473)	(9,895)
Other, primarily changes in assets and liabilities	3,630	(854)	3,676	(2,219)

Net cash provided by operating activities	2,917	8,129	10,047	18,424

Cash flows from investing activities:
Business (acquisitions) divestitures	1,100	—	1,100	—
Purchases of property and equipment, net of disposals	(1,135)	(2,331)	(4,709)	(6,875)

Net cash (used in) provided by investing activities	(35)	(2,331)	(3,609)	(6,875)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	—	—	4,118
Repurchase of common stock	(2,685)	—	(22,685)	—
Other, net	33	(3,959)	(57)	(8,743)

Net cash used in financing activities	(2,652)	(3,959)	(22,742)	(4,625)

Effect of exchange rates on cash and cash equivalents	(788)	(546)	(1,661)	(1,030)

Net (decrease) increase in cash and cash equivalents	(558)	1,293	(17,965)	5,894
Cash and cash equivalents at beginning of period	26,293	42,407	43,700	37,806

Cash and cash equivalents at end of period	$25,735	$43,700	$25,735	$43,700

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2014	2013	Change	2014	2013	Change
Revenue
Recovery Audit Services - Americas	$26,156	$30,650	$(4,494)	$106,533	$118,649	$(12,116)
Recovery Audit Services - Europe/Asia-Pacific	11,527	12,640	(1,113)	44,319	46,436	(2,117)
Adjacent Services	2,550	2,478	72	10,700	13,183	(2,483)
Healthcare Claims Recovery Audit Services	1,089	739	350	2,640	16,948	(14,308)

Total	$41,322	$46,507	$(5,185)	$164,192	$195,216	$(31,024)

Cost of revenue
Recovery Audit Services - Americas	$18,015	$16,722	$(1,293)	$68,163	$65,977	$(2,186)
Recovery Audit Services - Europe/Asia-Pacific	7,405	8,742	1,337	31,103	34,945	3,842
Adjacent Services	2,456	2,750	294	11,624	11,931	307
Healthcare Claims Recovery Audit Services	626	2,025	1,399	5,069	13,249	8,180

Total	$28,502	$30,239	$1,737	$115,959	$126,102	$10,143

Selling, general and administrative expenses
Recovery Audit Services - Americas	$1,891	$3,414	$1,523	$10,211	$14,140	$3,929
Recovery Audit Services - Europe/Asia-Pacific	1,479	1,979	500	6,829	5,884	(945)
Adjacent Services	286	813	527	2,124	3,312	1,188
Healthcare Claims Recovery Audit Services	490	641	151	2,207	3,057	850
Corporate	5,137	7,127	1,990	19,417	22,807	3,390

Total	$9,283	$13,974	$4,691	$40,788	$49,200	$8,412

Depreciation of property and equipment
Recovery Audit Services - Americas	$1,099	$1,479	$380	$4,711	$5,617	$906
Recovery Audit Services - Europe/Asia-Pacific	147	152	5	592	514	(78)
Adjacent Services	259	176	(83)	722	652	(70)
Healthcare Claims Recovery Audit Services	15	355	340	191	1,448	1,257

Total	$1,520	$2,162	$642	$6,216	$8,231	$2,015

Amortization of intangible assets
Recovery Audit Services - Americas	$501	$698	$197	$2,002	$2,792	$790
Recovery Audit Services - Europe/Asia-Pacific	284	337	53	1,195	1,508	313
Adjacent Services	46	150	104	334	697	363

Total	$831	$1,185	$354	$3,531	$4,997	$1,466

Impairment charges
Recovery Audit Services - Americas	$—	$2,702	$2,702	$—	$2,702	$2,702
Recovery Audit Services - Europe/Asia-Pacific	—	—	—	—	—	—
Adjacent Services	—	71	71	—	71	71
Healthcare Claims Recovery Audit Services	—	1,434	1,434	—	1,434	1,434

Total	$—	$4,207	$4,207	$—	$4,207	$4,207

Operating income (loss)
Recovery Audit Services - Americas	$4,650	$5,635	$(985)	$21,446	$27,421	$(5,975)
Recovery Audit Services - Europe/Asia-Pacific	2,212	1,430	782	4,600	3,585	1,015
Adjacent Services	(497)	(1,482)	985	(4,104)	(3,480)	(624)
Healthcare Claims Recovery Audit Services	(42)	(3,716)	3,674	(4,827)	(2,240)	(2,587)
Corporate	(5,137)	(7,127)	1,990	(19,417)	(22,807)	3,390

Total	$1,186	$(5,260)	$6,446	$(2,302)	$2,479	$(4,781)

Adjusted EBITDA
Recovery Audit Services - Americas	$7,088	$10,849	$(3,761)	$29,507	$39,954	$(10,447)
Recovery Audit Services - Europe/Asia-Pacific	3,359	2,461	898	7,672	5,842	1,830
Adjacent Services	(170)	(1,042)	872	(2,381)	(1,792)	(589)
Healthcare Claims Recovery Audit Services	(48)	(1,844)	1,796	(4,226)	729	(4,955)
Corporate	(3,871)	(3,476)	(395)	(14,296)	(15,379)	1,083

Total	$6,358	$6,948	$(590)	$16,276	$29,354	$(13,078)

*	The Recovery Audit Services - Americas segment represents recovery audit services, excluding Healthcare Claims Recovery Audit Services, provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services, excluding Healthcare Claims Recovery Audit Services, provided in Europe, Asia and the Pacific region. The Adjacent Services segment (formerly known as Profit Optimization services) represents financial advisory services and business analytics services. The Healthcare Claims Recovery Audit Services segment represents recovery audit services for healthcare claims, which consist primarily of services provided under subcontracts related to the Medicare Recovery Audit Contractor program.